EXHIBIT 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of the 19th day of October 2011, by and between Cinedigm Digital Cinema Corp., a Delaware Corporation (the "Company"), and Adam M. Mizel (the "Employee").

WITNESSETH:

WHEREAS, pursuant to an Employment Agreement dated August 11, 2009 (“Prior Agreement”), the Company has employed the Employee as Chief Financial Officer and Chief Strategy Officer of the Company; and

WHEREAS, the Company wishes to continue to employ the Employee as Chief Operating Officer and Chief Financial Officer of the Company pursuant to a new Employment Agreement effective October 3, 2011 (the “Agreement”), upon the terms and conditions set forth below which Agreement shall replace and supersede the terms and provisions of the Prior Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.           Employment.  The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, for the period stated in Section 3 hereof and upon the other terms and conditions herein provided.

2.           Position and Responsibilities.  The Employee shall serve as Chief Operating Officer and Chief Financial Officer of the Company and Member of the Board of Directors of the Company (the “Board”).  The Employee shall be responsible for such duties as are commensurate with his office and shall report to the Chief Executive Officer of the Company, who shall have the power to expand the Employee’s duties, responsibilities and authority and, when considered necessary or in the best interests of the Company, to override the Employee’s decisions and actions, including, without limitation, the Employee’s recommendations to the Board of Directors.

3.           Term.  The term of this Agreement shall be from October 3, 2011 (the “Effective Date”) through August 31, 2013.  Upon the expiration of the Term, this Agreement, except for the provisions that survive pursuant to this paragraph 3 and paragraph 9, will have no further force or effect.  In the event the Employee remains employed by the Company after the Term expires and the parties have not executed a successor written agreement, the Employee’s employment will be at-will; provided, however, that the Employee, for the duration of his at-will employment, will remain entitled to the severance benefit described, and in accordance with the terms set forth, in Section 6(b) of this Agreement.

4.           Compensation, Reimbursement of Expenses.

(a)           Salary.  For all services rendered by the Employee in any capacity during his employment under this Agreement, including, without limitation, service as an executive, officer, director, or member of any committee of the Company or of any subsidiary, affiliate, or division thereof, the Company shall pay the Employee as compensation a salary (“Base Salary”) at the minimum rate of $375,000 per year commencing with the Effective Date, subject to increase for subsequent years in the sole discretion of the Compensation Committee of the Board.

(b)           Bonus.  Employee shall be eligible for a bonus based on overall Company performance with goals to be established by the Committee.

(c)           Reimbursement of Expenses.  The Company shall pay, or reimburse the Employee for, all reasonable travel, entertainment and other expenses incurred by the Employee in the performance of his duties under this Agreement.

5.           Participation in Benefit Plans.  Employee will be entitled to participate in all benefit plans provided to senior executives of the Company; provided that:

(a)           The Company will pay the full cost of medical and dental coverage for the Employee and his eligible dependents;

(b)           The Company will provide the Employee with an automobile allowance of $12,000 annually adjusted for increases in the consumer price index;

6.           Termination.  (a) The Company shall have the right to terminate this Agreement prior to the expiration of the term set forth in Section 3 only upon the conviction in a recognized court of law in the United States of Employee of theft or embezzlement of money or property, fraud, unauthorized appropriation of any tangible or intangible assets or property or any other felony involving dishonesty or moral turpitude.  The Company shall have no obligations to the Employee for any period subsequent to the effective date of any termination of this Agreement pursuant to this Section 6, except for the payment of salary and benefits earned prior to such termination.

(b)           In the event that the Company terminates the Employee's employment for reason(s) other than those set forth in Section 6(a) prior to expiration of this Agreement under Section 3 hereof or if the Employee resigns for Good Reason, the Employee shall be entitled to continue to receive his Base Salary (plus earned bonuses, if any) for 12 months following his termination, payable in accordance with regular payroll practices of the Company.  During such period, the Employee shall have a duty to seek other employment, but shall not be required to accept any position other than a position (i) as a senior executive officer with the same general responsibilities that the Employee possessed at the Company at the time of the Employee's termination from the Company and (ii) with a company equal or larger in earnings and tangible net worth than the Company at the time of the Employee's termination.  The Employee may, however, accept any full-time position at any level and at any salary with any entity, profit or non-profit, and the Employee, by accepting such employment, shall be conclusively deemed to have fulfilled his duty to seek employment under this Section 6.  The Company shall be entitled to reduce the salary (including bonus) paid to the Employee during his employment by another entity by an amount equal to the amount earned by the Employee from any such Employment during such period, provided, that, such salary reduction shall not apply to the extent Employee takes a one-off consulting job.  In the event that a dispute shall arise as to this Section 6(b), (i) the Company shall continue to pay the Employee's salary (including bonus) into an escrow account not under the control of the Company and (ii) the Company shall pay the legal fees and expenses incurred by the Employee in litigating any dispute under this Section 6 in the event that the Employee prevails in such dispute.

(c)  If the Company terminates the Employee’s employment for reason(s) other than those set forth in Section 6(a), or if the Employee resigns for Good Reason, in each event after a Change in Control (as defined in the Company's 2000 Stock Option Plan), Employee will receive a lump sum payment equal to his then Base Salary (plus earned bonus, if any), multiplied by the greater of (i) two or (ii) a fraction, the numerator of which is the number of months remaining in the term of this Agreement, and the denominator of which is twelve; provided however that such payment shall be limited to an amount which would not result in an “excess parachute payment” as that term is defined in Internal Revenue Code section 280G.

For these purposes, “Good Reason”  means, without the Employee's consent,  (i) a reduction in the Employee’s title or job responsibilities compared with the Employee’s title or job responsibilities on the date of this Agreement (other than the removal of the title of Chief Financial Officer), (ii) any requirement that the Employee relocate to a work location more than 50 miles from the city of New York, New York which is considered a material change; or (iii) any material breach of this Agreement by the Company, which breach is not cured by the Company within 3 business days of the Employee notifying the Company that it is in breach.  With respect to the event described in (ii) above, the Employee will be deemed to have been required to relocate (“Deemed Relocation”) in the event (x) the Company has required or is requiring that he work in a location that is more than 50 miles from New York, New York, for more than 55% of his regular working hours during any six (6) consecutive month period during the term of this Agreement, and (y) the following additional provisions are satisfied: (a) the Employee shall have provided notice to the Company within a period not to exceed 90 days that a Deemed Relocation event under this Agreement has occurred, and (b) the Company does not remedy the Deemed Relocation event within 30 days of such notice by the Employee.

7.           Disability.  If the Employee is completely disabled in the written opinion of a physician mutually agreeable to the Employee (or his legal representative) and the Company, or in the event that no such physician is chosen, if the Employee is unable to perform his services on substantially a full-time basis for a period in excess of six consecutive months, the Company shall be entitled to reduce the salary (including bonus) paid to the Employee by subtracting from such salary and bonus (i) the salary of such person as is hired by the Company to perform the office of Chief Operating Officer and Chief Financial Officer and (ii) any amounts received by the Employee from any disability insurance policy maintained by the Company in favor of the Employee; provided, however, that in no event shall the salary

(including bonus) paid to the Employee plus any disability insurance proceeds actually paid to the Employee be less than the minimum annual salary applicable in such year.  In no event will Employee's salary and bonus be reduced by more than 50% during the first three years of this Agreement.

8.           Death. The Employee's employment shall be terminated upon the Employee's death; provided, however, that in such event the Company shall pay to the Employee's estate an amount equal to the Employee's salary plus bonus for a six-month period immediately following the Employee's death.  Such payment shall be made in a lump sum immediately following such termination.

9.           Confidential Information; Non-Competition; Enforceability.

(a) The Employee shall not at any time, whether before or after the termination of this Agreement, divulge, furnish or make accessible to anyone (other than in the ordinary course of the business of the Company or any subsidiary thereof) any knowledge or information with respect to confidential or secret designs, processes, formulae, plans, devices, material, or research or development work of the Company or any subsidiary thereof, or with respect to any other confidential or secret aspect of the business of the Company or any subsidiary thereof.

(b) For a period of one year after the termination of his employment, the Employee shall not, directly or indirectly, engage or become interested in (as owner, stockholder, partner or otherwise) the operation of any business similar to or in competition (direct or indirect) with the Company within the United States.  If any court construes the covenant in this Section 9 or any part thereof, to be unenforceable because of its duration or the area covered thereby, the court shall have the power to reduce the duration or area to the extent necessary so that such provision is enforceable.  This paragraph 9(b) shall not apply to Employee’s ownership of less than 5% of the stock of a corporation whose stock is traded on a nationally recognized stock exchange.

(c) The covenants set forth in this Section 9 shall be deemed separable and the invalidity of any covenant shall not affect the validity or enforceability of any other covenant.  If any period of time or limitation of geographical area stated in Section 9(b) is longer or greater than the maximum period or geographical area permitted by law, then the period of time or geographical area stated therein shall be deemed to be such maximum permissible period of time or geographical area, as the case may be.  All parties recognize that the foregoing covenants are a prime consideration for the Company to enter into this Agreement and that the Company's remedies at law for damages in the event of any breach shall be inadequate.  In the event that there is a breach of any of the foregoing covenants, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance of any such covenants by the Employee or to enjoin the Employee from performing acts in breach of any such covenant.

10.           Tax Withholding.  The Company shall withhold from any benefits payable under this Agreement all federal, state, local or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

11.           Effect of Prior Agreements.  This Agreement contains the entire understanding between the parties hereto and supersedes the Prior Agreement and any prior employment agreement between the Company or any predecessor of the Company and the Employee.

12.           General Provisions.

(a)           Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 12(a) shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder following his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

(b)           No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(c)           Binding Agreement.  This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

(d)           Compliance with 409A.

(i)            Notwithstanding anything herein to the contrary, this Agreement shall be interpreted and applied so that the payments and benefits set forth herein shall be exempt from or shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder (“Section 409A”).

(ii)            To the extent that the Company determines that any provision of this Agreement would cause the Employee to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company without violating the provisions of Section 409A.

(iii)            Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on his termination date the Employee is deemed to be a “specified employee”

within the meaning of Section 409A, any payments or benefits due upon, or within the six month period following and due to,  a termination of the Employee’s employment that constitutes a “deferral of compensation” within the meaning of Code Section 409A and which do not otherwise qualify under the exemptions under Treas. Reg. Section 1.409A-1, shall be paid or provided to the Employee in a lump sum on the earlier of (1) the first day following the six month anniversary of the Employee’s separation from service (as such term is defined in Section 409A) for any reason other than death, and (2) the date of the Employee’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

13.           Modification and Waiver.

(a)           Amendment of Agreement.  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto, and approved by a majority of the members of the Board who were not nominated by Employee.

(b)           Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.           Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect

15.           Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.           Governing Law.  This Agreement has been executed and delivered in the State of New York, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State other than the conflict of laws provisions of such laws.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has signed this Agreement, all as of the day and year first above written.

CINEDIGM DIGITAL CINEMA CORP.

By: /s/ Chris McGurk
Name: Chris McGurk
Title: Chairman & CEO

Employee

/s/ Adam M. Mizel
Adam M. Mizel